GulfMark Offshore Reports Record
4th Quarter and Full Year 2006 Results

February 26, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net income of $30.6 million, or $1.42 per diluted share on revenue of $69.0 million for the quarter ended December 31, 2006. This compares to net income of $8.2 million, or $0.39 per diluted share on revenue of $51.6 million for the fourth quarter of 2005. The current quarter includes a $3.6 million, or $0.17 per diluted share), gain on the previously announced sale of the Sentinel.

For the year ended December 31, 2006 net income was a record $89.7 million, or $4.28 per diluted share, on record revenue levels of $250.9 million. For the year ended December 31, 2005, the reported net income was $38.4 million, or $1.86 per diluted share. Operating income for the year ended December 31, 2006 was $107.3 million compared to $59.7 million for the year ended December 31, 2005. The 2006 results include $10.2 million, or $0.49 per diluted share in gains on the sale of two of the older vessels in the fleet, the Highland Patriot and the Sentinel.

The fourth quarter 2006 financial results, when compared to the same period in 2005, reflect the continued strength in the market. Operating income for the three months ended December 31, 2006 was $34.0 million, compared to $13.1 million for the same period in 2005. The increase in operating income for the quarter was mainly driven by the 34% increase in revenue from $51.6 million in 2005 to $69.0 million in 2006. The increase in revenue resulted mainly from higher day rates, and the addition of the new vessels, the Sea Intrepid for the full year, and the Sea Guardian and Sea Sovereign for a portion of the year, partially offset by the lost revenue from the vessels sold.

Bruce Streeter, President and CEO of the Company commented: "The year 2006 exceeded our expectations from the outset and continued throughout the year. Our results for the fourth quarter were bolstered by demand and day rates which carried over from the strong summer and fall periods in the North Sea and steady demand in our other markets. The addition of the two new vessels in Southeast Asia continues to add to our capabilities to meet the growing demands of our customers in that region. We have set a number of records from both an earnings and operating perspective which will serve as a foundation for the years to come. As a result, our balance sheet is the strongest in our history and will allow us to take advantage of growth opportunities as and when they occur.

As we look to 2007 and beyond, our overall contract cover continues to remain strong with our contract cover for 2007 and 2008 approximately 70% and 42%, respectively. This will help provide earnings stability and create a strong cash flow as we continue on our new build program. The new build program reflects a disciplined approach to matching our equipment to our customers’ needs, increases asset value and enhances our earnings potential. In 2007, four of our nine new build vessels are scheduled to be delivered. Two of the new design PSV’s in the North Sea are due to be delivered at the end of the first and fourth quarters. Toward the end of the third quarter, we anticipate delivery in Southeast Asia of the Sea Supporter while the first of the as yet unnamed AHTS’s being built in Singapore is anticipated to be delivered during the fourth quarter. We expect demand for vessel

GulfMark Offshore, Inc.
Press Release
February 26, 2007

services to remain strong throughout all of our markets during 2007 and believe that our strategy of both growing and replacing our fleet with vessels suited to a variety of support applications is the prudent way to continue to build shareholder value in the long term.”

At December, 2006 the Company had working capital of $104.9 million, including $82.8 million in cash. The Company repaid all of the $83.2 million due under the revolving credit facility during the fourth quarter and at December 31 had only $159.5 million of 7.75% senior notes outstanding as long-term debt.

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 8:30 A.M. EST/7:30 A.M. CST today, February 26, 2007. Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark conference. The conference call will also be available via audio web cast at http://www.vcall.com or http://www.investorcalendar.com. A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international calls should use 706/645-9291) and entering access code 7925412.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of fifty-nine (59) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:    Edward A. Guthrie, Executive Vice President
       E-mail: Ed.Guthrie@GulfMark.com
       (713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
February 26, 2007

Statement of Operations	Three Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005

Revenues	$68,982	$75,831	$51,588
Direct operating expenses	24,147	23,450	22,567
Drydock expense	1,206	1,507	2,536
Bareboat charter expense	-	-	1,046
General and administrative expenses	6,249	6,126	5,184
Depreciation expense	7,021	7,033	7,161
Gain on sale of assets	(3,597)	(6,640)	-
Operating Income	33,956	44,355	13,094

Interest expense	(3,417)	(3,797)	(4,827)
Interest income	698	134	260
Foreign currency gain (loss) and other	(166)	373	790
Income before income taxes	31,071	41,065	9,317
Income tax provision	(491)	(1,213)	(1,140)
NET INCOME	$30,580	$39,852	$8,177

Earnings per share:
Basic	$1.47	$1.96	$0.41

Diluted	$1.42	$1.91	$0.39

Weighted average common shares	20,840	20,300	20,091
Weighted average diluted common shares	21,505	20,855	20,787

GulfMark Offshore, Inc.
Press Release
February 26, 2007

Operating Statistics	Three Months Ended
	December 31, 2006	September 30, 2006	December 31, 2005
Revenues by Region (000's)
North Sea based fleet	$55,217	$65,523	$39,160
Southeast Asia based fleet	8,567	7,741	5,710
Americas based fleet	5,198	5,567	6,718

Rates Per Day Worked
North Sea based fleet	$20,194	$23,366	$14,974
Southeast Asia based fleet	8,525	7,094	6,083
Americas based fleet	10,898	10,809	11,277

Overall Utilization
North Sea based fleet	96.7%	96.9%	93.6%
Southeast Asia based fleet	92.7%	99.1%	94.9%
Americas based fleet	88.5%	95.9%	95.4%

Average Owned/Chartered Vessels
North Sea based fleet	30.1	31.0	31.0
Southeast Asia based fleet	12.0	11.9	10.7
Americas based fleet	6.0	6.0	7.0
Total	48.1	48.9	48.7

Drydock Activity(1)
North Sea based fleet	-	2	1
Southeast Asia based fleet	1	-	1
Americas based fleet	1	-	1
Total	2	2	3

Expenditures (000's)	$1,206	$1,507	$2,536

	At February 23, 2007		At March 1, 2006
	2007(3)	2008(3)	2006(3)	2007(3)
Forward Contract Cover(2)
North Sea based fleet	76.9%	49.3%	82.6%	41.9%
Southeast Asia based fleet	39.8%	8.5%	42.7%	9.9%
Americas based fleet	100.0%	78.7%	92.8%	73.5%
Total	69.8%	41.9%	75.0%	39.2%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total  calendar days vessels are available for charter hire.
(3)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
February 26, 2007

Statement of Operations	Twelve Months Ended
	December 31, 2006	December 31, 2005

Revenues	$250,921	$204,042
Direct operating expenses	91,874	82,803
Drydock expense	9,049	9,192
Bareboat charter expense	-	3,864
General and administrative expenses	24,504	19,572
Depreciation expense	28,470	28,875
Gain on sale of assets	(10,237)	-
Operating Income	107,261	59,736

Interest expense	(15,648)	(19,017)
Interest income	1,263	569
Foreign currency gain (loss) and other	(95)	484
Income before income taxes	92,781	41,772
Income tax provision	(3,052)	(3,382)

NET INCOME	$89,729	$38,390

Earnings per share:
Basic	$4.40	$1.92

Diluted principle	$4.28	$1.86

Weighted average common shares	20,377	20,031
Weighted average diluted common shares	20,975	20,666

GulfMark Offshore, Inc.
Press Release
February 26, 2007

Operating Statistics	Twelve Months Ended
	December 31, 2006	December 31, 2005
Revenues by Region (000's)
North Sea based fleet	$199,368	$160,276
Southeast Asia based fleet	27,385	19,570
Americas based fleet	24,168	24,196

Average Rates Per Day Worked
North Sea based fleet	$19,164	$15,530
Southeast Asia based fleet	7,062	5,849
Americas based fleet	11,014	11,518

Overall Utilization
North Sea based fleet	94.9%	91.9%
Southeast Asia based fleet	92.3%	91.6%
Americas based fleet	96.0%	95.6%

Average Owned/Chartered Vessels
North Sea based fleet	30.4	30.8
Southeast Asia based fleet	11.7	10.2
Americas based fleet	6.4	6.2
Total	48.5	47.2

Drydock Activity(1)
North Sea based fleet	12	10
Southeast Asia based fleet	5	4
Americas based fleet	2	3
Total	19	17

Expenditures (000's)	$9,049	$9,192

(1)Represents number of completed drydocks in period.

GulfMark Offshore, Inc.
Press Release
February 26, 2007

Balance Sheet Data ($000)	As of December 31, 2006	As of December 31, 2005
Cash and Cash Equivalents	$82,759	$24,190
Working capital	104,948	36,219
Vessel and equipment, net	524,676	485,417
Construction in progress	47,313	25,029
Total assets	750,829	613,915
Long term debt	159,490	247,685
Stockholders' equity	541,428	320,096

Cash Flow Data ($000)	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005
Cash flow from operating activities	$104,869	$64,913
Cash flow used in investing activities	(28,300)	(43,343)
Cash flow used in financing activitiesfinancing activities	(20,679)	(15,674)